Exhibit 10.20.3
FIRST AMENDMENT TO
TITLE II OF THE
KEY EMPLOYEE DEFERRED COMPENSATION PLAN
OF CONOCOPHILLIPS COMPANY
     Effective December 19, 2008, ConocoPhillips Company (the “Company”) amended and restated the Key Employee Deferred Compensation Plan (“KEDCP”) for the benefit of certain employees of the Company and its affiliates.
     The Company desires to amend the KEDCP by adding an Appendix for Select New Hires effective October 6, 2010.
     Pursuant to the foregoing, the KEDCP is hereby amended by appending to the end thereof the following Appendix for Select New Hires:
“APPENDIX FOR SELECT NEW HIRES
TO TITLE II OF THE
KEY EMPLOYEE DEFERRED COMPENSATION PLAN OF
CONOCOPHILLIPS
     For Select New Hires, as set forth in resolutions adopted from time to time by the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips, or its successor, the following provisions apply:
1.	The Select New Hire will, effective on the first day of employment with the Controlled Group, become a Participant in Title II of the Key Employee Deferred Compensation Plan of ConocoPhillips. A Deferred Compensation Account will be created for the Select New Hire in the Plan. The amount set forth in the applicable resolution will be credited to the Deferred Compensation Account for the Select New Hire not less than 30 days after the first day of employment of the Select New Hire. Section 5(a) of the Plan shall be disregarded with respect to the Deferred Compensation Account, and in lieu thereof the Select New Hire shall be asked to complete and return to the Plan Administrator election forms to set the time and form of distribution with regard to the Deferred Compensation Account either before the first day of employment or no later than 30 days after the first day of employment. Other than with regard to the timing of the initial distribution election (as set forth in the preceding sentence), other provisions of Section 5 of the Plan shall apply to the Deferred Compensation Account, including default provisions in the event that a properly completed initial distribution election form is not received within the time set forth in the preceding sentence. For purposes of Section 5(b)(ii) of the Plan, the amount set forth in the table below shall be considered to be a deferred portion of an Incentive Compensation Plan award.
2.	The resolution granting participation to the Select New Hire will also set the vesting schedule for the Deferred Compensation Account provided pursuant to paragraph 1 of this Appendix.
3.	All other provisions of the Plan will apply to the Deferred Compensation Account and the Select New Hire as a Participant in the Plan.
4.	Nothing in this Appendix is intended to affect the other operations of the Plan, such as Salary reductions and deferrals or Incentive Compensation Plan deferrals. If the Select New Hire is, under the provisions of the Plan, otherwise eligible to participate in the Plan, the Select New Hire may do so in accordance with those provisions.”
Executed October 6, 2010
For ConocoPhillips Company

/s/ Carin S. Knickel
Carin S. Knickel
Vice President, Human Resources

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